Exhibit 99.1

Active Power Appoints Dr. Ake Almgren as
Chairman of Its Board of Directors

Chairman Benjamin Scott Steps Down

AUSTIN, Texas (Dec. 10, 2012) – Active Power (NASDAQ: ACPW), manufacturer of UPS (uninterruptible power supply) systems and modular infrastructure solutions, has announced that Dr. Ake Almgren, a current member of Active Power’s board, has been named chairman of the board of directors. Benjamin Scott has informed the company that he will not seek reelection as a member of the board when his term expires and as such has stepped down from his position as chairman of the board. Scott will remain a member of the board of directors until his term expires at the time of the company’s annual shareholder meeting in 2013.

“I am extremely proud to have served on Active Power’s board for the last 10 years and as chairman for five of those years,” said Benjamin Scott, former chairman of Active Power’s board of directors. “I believe we have put the foundational elements in place to support Active Power’s success both strategically and in building value for its shareholders. I have every confidence that Ake will enhance this process as the company moves forward.”

“On behalf of our board and the executive team, we are grateful to Ben for his service on the board and to the company over the last 10 years,” said Doug Milner, president and CEO, for Active Power. “Ben’s strategic insight and leadership have proven invaluable as we have worked to position Active Power for sustained growth and improvement in financial performance.”

“Moving ahead, I am thrilled to have Ake Almgren as our board chairman as he brings to the table a deep understanding of our technology, products, and the markets we compete in,” said Milner. “He also brings significant industry experience from his leadership positions with Capstone and ABB Group, which I believe will continue to serve our business well.”

Ake Almgren Bio
Dr. Ake Almgren has served as a member of the company’s board of directors since March 2004. For more than 25 years, Almgren has led business entities providing electric systems and equipment. In May 2003, Almgren founded Orkas, Inc., a consulting firm focused on new energy technologies. Almgren was president and CEO of Capstone Turbine Corporation from 1998 to 2003. Prior to Capstone, he was president of several ABB companies, including ABB Power T&D Co., involved in electric transmission and distribution systems worldwide.
Almgren holds a doctorate in Engineering from Linkopings Tekniska Hogskola, Sweden, and a master’s of Mechanical Engineering from The Royal Institute of Technology, Stockholm, Sweden. He currently serves on the board of PJM Interconnection, the largest electric grid operator in the United States.

About Active Power
Founded in 1992, Active Power (NASDAQ: ACPW) designs and manufactures continuous power solutions and critical backup power systems that enable data centers and other mission critical operations to remain ‘on’ 24 hours a day, seven days a week. Active Power solutions are intelligently efficient, inherently reliable, and economically green, providing environmental benefits and energy and space efficiencies to customers’ financial benefit. The company’s products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and three regional operations centers located in the United Kingdom, Germany, and China, supporting the deployment of systems in more than 40 countries. For more information, visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements
This release may contain forward-looking statements that involve risks and uncertainties. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Specific risks include delays in new product development, product performance and quality issues and the acceptance of our current and new products by the power quality market. Please refer to Active Power filings with the Securities and Exchange Commission for more information on the risk factors that could cause actual results to differ.

Active Power and CleanSource are registered trademarks of Active Power, Inc. The Active Power logo and PowerHouse are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Investor Contact:	Active Power Media Contact:
Ron Both	Lee Higgins
Liolios Group	Senior Public Relations Manager
(949) 574-3860	(512) 744-9488
ron@liolios.com	lhiggins@activepower.com